SCHEDULE 14A INFORMATION



           Proxy Statement Pursuant to Section 14(a) of the Securities

                              Exchange Act of 1934


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                               THE EASTERN COMPANY
                (Name of Registrant as Specified in Its Charter)

                             MMI INVESTMENTS, L.L.C.
                   (Name of Person(s) Filing Proxy Statement)

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
 FELLOW EASTERN SHAREHOLDERS!!!

ASK Stedman Sweet the questions he has intentionally avoided:


1. Why is the annual meeting one month earlier than normal this year? Why does Sweet want to limit the time that shareholders have to consider his track record?

2. In 1991 Eastern earned $1.44 per share. Last year Eastern earned $0.33 per share. When can the shareholders expect earnings to exceed $2 per share pursuant to Sweet's so called "strategic plan?"

3. Other than firing 75% of the company's employees in Connecticut (over 200 jobs with over $3 million in lost wages for local people), what has Stedman Sweet done for the community and employees lately?

4. You say that the leaders of Eastern have increased their holdings by 44,000 shares this year. Yet the proxy shows that the board's holdings decreased by over 5,000 shares from 1996 and Stedman Sweet's holdings have not changed at all! It looks like all you did was exercise stock options at below market prices. Did you buy any shares in the last decade with your own money (not including stock options exercised)?

5. What has the investment banker, DLJ, done for the company? How much are you paying them? Did they give a fairness opinion in favor of your strategic plan and an unfairness opinion regarding the Millbrook valuation? Did any of their analysis include a leveraged buyout of the company?

6. No research analysts cover the company, so the only independent research available seems to be ISS, which recommended a vote for Millbrook. How do you address the ISS conclusion that "...enough time has passed for Eastern's strategic plan to yield demonstrated improvement in shareholder value - and it has failed to do so."

7. How can Eastern possibly finance any major strategic acquisition if Sweet is against debt and the stock price is too low? So far all the acquisitions have been too small and most have failed anyway. By the way, if borrowing is bad then why did Sweet borrow to pay the dividend in 1996?

8. Stedman Sweet has earned over $2.1 million since becoming CEO; he has over $1.1 million of stock due to company granted options; he has a golden parachute, an extra pension plan and a deferred compensation program from the company worth over $3.0 million. This adds up to over $6.0 million. What's so bad about being a millionaire?

WHY DO STEDMAN SWEET'S TACTICS RELY ON PERSONAL ACCUSATIONS AND BROKEN
PROMISES?

WHY DOESN'T HE DEFEND HIS PERFORMANCE AT EASTERN?

BECAUSE HE CAN'T!

                         Sweet Becomes      Nine (9)
                         Chief Executive   Years Later
                             1988            1996          Change

        Sales              $74 million     $58 million     Down 22%
        Net Income         $2.6 million    $0.9 million    Down 65%
        Employees           714             494            Down 31%
        Return on Equity     12%              3%           Down 75%
             Sweet's
        Compensation       $189,801        $273,176        UP 44%


SWEET'S STRATEGIC PLAN = 10 YEARS OF SPECIAL CHARGES AND LOSSES*

                        Pretax Amounts
                Year    (in $000s)

                1987            $3,208
                1988            $  951
                1989            $1,870
                1990            $3,206
                1991            $1,934
                1992            $2,418
                1993            $   77
                1995            $  321
                1996            $  707

        Total Amount Wasted:    $14,692,000 or $5.33 per share

        * Source: The Eastern Company Public Filings

STOP STEDMAN SWEET FROM RUINING THE EASTERN COMPANY - ELECT MMI!

WHY DID THE NATION'S LEADING INDEPENDENT PROXY ADVISOR, INSTITUTIONAL SHAREHOLDER SERVICES (ISS), AFTER EXTENSIVE DISCUSSIONS WITH BOTH SIDES, RECOMMEND THAT SHAREHOLDERS VOTE FOR MMI'S NOMINEES?

- "ISS believes that adequate time has passed for Eastern's strategic plan to yield demonstrated improvement in shareholder value - and it has failed to do so... We therefore conclude that a board shakeup is needed."

- MMI's nominees "have put forth a sound action plan to improve Eastern's performance, addressing expenditures, customer service, new product lines, acquisitions, and management incentives."

- MMI's nominees "have relevant expertise to contribute to the company in M&A, manufacturing, and business and will serve to put pressure on the board to act on shareholders' behalf."

- "Eastern's management defends the company's uninspired performance by its claim of running a conservative operation, yet conservative has come to mean maintaining the status quo of poor performance."

ELECT OUR 3 DIRECTORS TO THE 9 MEMBER BOARD. WE ADVOCATE REBUILDING VALUE AT EASTERN FOR ALL SHAREHOLDERS. REMEMBER! YOU HAVE THE RIGHT TO CHANGE YOUR VOTE. ONLY YOUR LATEST DATED PROXY CARD COUNTS.